FOR IMMEDIATE RELEASE                         Contact:
                                              Stacy Roth
                                              Director, Corporate Communications
                                              (212) 463-6350
                                              sroth@findsvp.com

                     FIND/SVP INC. ANNOUNCES ACQUISITION OF
                         GUIDELINE RESEARCH CORPORATION

    - PURCHASES ONE OF NATION'S LEADING PROVIDERS OF CUSTOM MARKET RESEARCH
         - EXPECTED TO BE SIGNIFICANTLY ACCRETIVE TO EARNINGS PER SHARE
 - ADDRESSES CUSTOM MARKET RESEARCH NEEDS OF SIGNIFICANT SEGMENT OF CLIENT BASE

New York, April 2 - FIND/SVP, INC. (OTCBB: FSVP), a leading provider of business advisory, research and consulting services, today announced the acquisition of GUIDELINE RESEARCH CORPORATION, one of the nation's leading providers of custom market research, adding a broader continuum of research and advisory capabilities to FIND's existing suite of services. Terms of the deal, which included a combination of cash and stock, were not disclosed.

Petra Mezzanine Fund, a private equity firm based in Nashville, TN, that provides expansion capital for high-growth companies throughout the U.S., provided the financing for this transaction.

The acquisition represents a major step in FIND/SVP'S stated objective to build a comprehensive knowledge services company through internal development and strategic acquisitions. Founded in 1969, GUIDELINE RESEARCH (WWW.GUIDELINERESEARCH.COM) provides a wide spectrum of market research services to some of the nation's leading Fortune 1000 companies, advertising agencies and law firms. In 2002, GUIDELINE RESEARCH achieved revenue of approximately $8 million and was significantly profitable.

"Guideline's ability to provide high-level analytic survey research is the perfect fit with our efforts to address our clients' critical business needs," stated David Walke, Chief Executive Officer of FIND/SVP. "The integration of Guideline's services will allow FIND/SVP to address the requirements of its many marketing and market research clients."

Mr. Walke noted that as of the end of 2002, approximately 40% of FIND/SVP'S clients are engaged in their company's marketing and/or market research areas.

"From a financial perspective," Mr. Walke said, "the acquisition is expected to be significantly accretive to our earnings per share and, based on ongoing results relative to historical performance, the transaction has the potential to yield increasing incremental EBITDA and net income contributions both near and long term."

The addition of GUIDELINE RESEARCH will make FIND/SVP one of the first fully comprehensive research and advisory firms to offer an inclusive suite of specialized business and competitive intelligence, strategic research and consulting services, in-depth market and industry analysis, along with complete market research survey capabilities.

"We are excited to combine our market research expertise with FIND/SVP'S expansive knowledge base and industry expertise," said Jay Friedland, Chairman of GUIDELINE RESEARCH. "We will leverage FIND's intellectual property to provide our clients with the broad range of knowledge and consulting services they currently seek."

The acquisition allows FIND/SVP'S existing and prospective retainer clients that currently utilize third-party market research firms to receive all of their critical market intelligence directly from FIND/SVP. This all-in-one service adds valuable market research capabilities to the existing services for assessment and analysis, benchmarking support and competitive analysis currently provided by FIND/SVP'S Strategic Consulting and Research Group, the Company said.

GUIDELINE RESEARCH'S six operating divisions include Guideline New York, Guideline Chicago, Advanced Analytics, Guideline Associates, Guideline Consulting and Tabline. The Company's research expertise includes strategic research, new product development and brand repositioning, research for the law and advertising.

GUIDELINE RESEARCH provides its services to companies in more than 20 business sectors with special expertise in healthcare, financial services, consumer packaged goods, apparel, legal research, energy, insurance and Internet research.

In conclusion, Mr. Walke said, "We are very optimistic about our ongoing prospects. This acquisition is primary evidence of our commitment to strategic and synergistic growth, and as will be evident in our imminent issuance of 2002 fourth quarter and year-end operating results, FIND/SVP has displayed quality financial progress as well."

The Company intends to report its 2002 fourth quarter and year-end operating results on Friday, April 4, 2003.

ABOUT FIND/SVP

FIND/SVP, Inc. (HTTP://WWW.FINDSVP.COM) is a knowledge services company that offers a full suite of custom business intelligence, advisory, and consulting solutions to address clients' critical business issues. FIND/SVP helps executives enhance their business performance and profit from opportunities through targeted research and advisory work, providing its nearly 2,000 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to FIND/SVP, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences.

                                      ####